Exhibit 21.1

SOUTHWEST WATER COMPANY AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary / Affiliate	Jurisdiction of Incorporation/ Organization

Aqua Services, LP	Texas
AquaSource Services I, LLC	Delaware
AquaSource Services II, LLC	Delaware
CDC Maintenance, Inc.	Texas
CHA Utilities Company, Ltd.	Texas
CHA Utilities, LLC	Texas
Colorado Bend Utilities, LLC	Texas
Crossroads Utilities, Ltd.	Texas
Diamond Water Company	Texas
ECO Capistrano Valley, Inc.	Delaware
ECO Resources, Inc.	Texas
Hornsby Bend Utility Company, Inc.	Texas
Huntington Utility Company, LLC	Texas
IU Merger Subsidiary, Inc.	Texas
Inland Pacific Water Company	California
Inverness Utility Company, Inc.	Texas
Lab-Tech Corporation	Texas
METRO-H2O Utilities, Inc.	Texas
METRO-H2O Utilities, Ltd.	Texas
Mid-Tex Utilities, Inc.	Texas
Midway Water Utilities, Inc.	Texas
Monarch Utilities I L.P.	Texas
Monarch Utilities, Inc.	Texas
New Mexico Utilities, Inc.	New Mexico
North County Water Reclamation, Inc.	Alabama
Novus Utilities, Inc.	Delaware
Operations Technologies, Inc.	Georgia
SouthWest Environmental Laboratories, Inc.	Texas
SouthWest Water Alabama OnSite System Services, LLC	Alabama
SouthWest Water Alabama, Inc.	Alabama
SouthWest Water Florida, Inc.	Florida
SouthWest Water Government Services Company	Delaware
SouthWest Water Mississippi, Inc.	Mississippi
SouthWest Water Services Group Houston, Inc.	Delaware
Suburban Water Systems	California
SW Resource Management Company	Delaware
SW Utility Company	Texas
SWWC Enterprises, Inc.	Delaware
SWWC Services, Inc.	Delaware
SWWC Utilities, Inc.	Delaware
Tenkiller Utility Company	Oklahoma
Texas Water Services Group, LLC	Texas
TWC Utility Company, LLC	Texas
Wastewater Rehabilitation Inspections, Inc.	Texas
Water Quality Management Corporation	Colorado
Water Services, Inc.	Texas
Water Suppliers Mobile Communication Service	California
Windermere Utility Co., Inc.	Texas